Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS SECOND QUARTER EARNINGS PER COMMON SHARE OF $3.72

NEW YORK, July 19, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $7.93 billion and net earnings of $1.82 billion for the second quarter ended June 30, 2016. Diluted earnings per common share were $3.72 compared with $1.98 for the second quarter of 2015 and $2.68 for the first quarter of 2016. Annualized return on average common shareholders’ equity (ROE) (1) was 8.7% for the second quarter of 2016 and 7.5% for the first half of 2016.

Highlights

•	Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date. (2)

•	Debt underwriting produced net revenues of $724 million, its second highest quarterly performance.

•	Assets under supervision (3) increased to a record $1.31 trillion.

•	Book value per common share increased by 2% during the quarter to $176.62.

•

The firm maintained strong capital ratios and liquidity. As of June 30, 2016, the firm’s Common Equity Tier 1 ratio (4) as calculated in accordance with the Standardized approach and the Basel III Advanced approach was 13.7% (5) and 12.2% (5), respectively. In addition, the firm’s global core liquid assets (3) were $211 billion (5) as of June 30, 2016.

“Despite the uncertainty created by Brexit, we achieved solid results by continuing to serve our clients across our diversified franchise and by managing our business efficiently,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer.

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.79 billion for the second quarter of 2016, 11% lower than the second quarter of 2015 and 22% higher than the first quarter of 2016. Net revenues in Financial Advisory were $794 million, 3% lower compared with a strong second quarter of 2015, reflecting a decrease in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $993 million, 17% lower compared with a strong second quarter of 2015, due to significantly lower net revenues in equity underwriting, primarily reflecting a significant decline in industry-wide activity. Net revenues in debt underwriting were significantly higher compared with the second quarter of 2015, reflecting significantly higher net revenues from asset-backed activity. The firm’s investment banking transaction backlog decreased compared with both the end of the first quarter of 2016 and the end of the second quarter of 2015. (3)

Institutional Client Services

Net revenues in Institutional Client Services were $3.68 billion for the second quarter of 2016, 2% higher than the second quarter of 2015 and 7% higher than the first quarter of 2016.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.93 billion for the second quarter of 2016, 20% higher than the second quarter of 2015, due to significantly higher net revenues in currencies and credit products, as well as higher net revenues in interest rate products and commodities. These increases were partially offset by significantly lower net revenues in mortgages. Although market-making conditions generally improved compared with the first quarter of 2016, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment characterized by low interest rates, political uncertainty and concerns about global growth.

Net revenues in Equities were $1.75 billion for the second quarter of 2016, 12% lower than the second quarter of 2015, primarily reflecting significantly lower net revenues in equities client execution, due to significantly lower net revenues in both cash products and derivatives in Asia. In addition, net revenues in securities services were slightly lower, reflecting the impact of lower average customer balances, and commissions and fees were also slightly lower. During the quarter, the operating environment for Equities was impacted by lower levels of client activity, lower market volumes and a decline in volatility compared with the first quarter of 2016.

For the second quarter of 2015, the fair value net gain attributable to the impact of changes in the firm’s credit spreads on borrowings included in net revenues was $185 million ($153 million and $32 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively). Beginning in the first quarter of 2016, such gains and losses are included in other comprehensive income. (6)

Investing & Lending

Net revenues in Investing & Lending were $1.11 billion for the second quarter of 2016, 38% lower than the second quarter of 2015 and significantly higher than the first quarter of 2016. The decrease in net revenues compared with a solid second quarter of 2015 was primarily due to a significant decrease in net gains from investments in both private and public equities. Net revenues in debt securities and loans were lower compared with the second quarter of 2015, primarily reflecting lower net gains from investments, partially offset by higher net interest income.

Investment Management

Net revenues in Investment Management were $1.35 billion for the second quarter of 2016, 18% lower than the second quarter of 2015 and essentially unchanged compared with the first quarter of 2016. The decrease in net revenues compared with the second quarter of 2015 primarily reflected significantly lower incentive fees. In addition, management and other fees were slightly lower, reflecting shifts in the mix of client assets and strategies, partially offset by the impact of higher average assets under supervision. During the quarter, total assets under supervision (3) increased $23 billion to $1.31 trillion. Long-term assets under supervision increased $20 billion, reflecting net market appreciation of $19 billion, primarily in fixed income and equity assets, and net inflows of $1 billion. In addition, liquidity products increased $3 billion.

Expenses

Operating expenses were $5.47 billion for the second quarter of 2016, 26% lower than the second quarter of 2015 and 15% higher than the first quarter of 2016.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.33 billion for the second quarter of 2016, 13% lower than the second quarter of 2015, reflecting a decrease in net revenues. The ratio of compensation and benefits to net revenues for the first half of 2016 was 42.0%, unchanged compared with the first half of 2015. Total staff decreased 5% during the second quarter of 2016.

Non-Compensation Expenses

Non-compensation expenses were $2.14 billion for the second quarter of 2016, 40% lower than the second quarter of 2015 and 2% higher than the first quarter of 2016. The decrease compared with the second quarter of 2015 primarily reflected significantly lower net provisions for mortgage-related litigation and regulatory matters, which are included in other expenses. In addition, market development expenses were lower compared with the second quarter of 2015.

Net provisions for litigation and regulatory proceedings for the second quarter of 2016 were $126 million compared with $1.45 billion for the second quarter of 2015.

Provision for Taxes

The effective income tax rate for the first half of 2016 decreased to 26.8% from 28.0% for the first quarter of 2016, reflecting the resolution of certain tax matters.

Capital

•

As of June 30, 2016, total capital was $270.24 billion, consisting of $86.51 billion in total shareholders’ equity (common shareholders’ equity of $75.31 billion and preferred stock of $11.20 billion) and $183.73 billion in unsecured long-term borrowings.

•	The firm’s Standardized Common Equity Tier 1 ratio (4) reflecting the applicable transitional provisions was 13.7% (5) as of June 30, 2016, compared with 13.4% as of March 31, 2016.

•	The firm’s Basel III Advanced Common Equity Tier 1 ratio (4) reflecting the applicable transitional provisions was 12.2% (5) as of June 30, 2016, compared with 12.2% as of March 31, 2016.

•	The firm’s supplementary leverage ratio (3) on a fully phased-in basis was 6.1% (5) as of June 30, 2016, compared with 6.0% as of March 31, 2016.

•

On July 18, 2016, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on September 29, 2016 to common shareholders of record on September 1, 2016.

•	During the quarter, the firm repurchased 11.1 million shares of its common stock at an average cost per share of $156.60, for a total cost of $1.74 billion. (7)

•

Book value per common share was $176.62 and tangible book value per common share (8) was $166.90, both 2% higher compared with the end of the first quarter of 2016. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 426.4 million as of June 30, 2016.

•	Average diluted common shares outstanding decreased 2% during the quarter to a record low 439.2 million.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $897 billion (5) as of June 30, 2016, compared with $878 billion as of March 31, 2016.

•

The firm’s global core liquid assets (3) were $211 billion (5) as of June 30, 2016 and averaged $210 billion (5) for the second quarter of 2016, compared with an average of $198 billion for the first quarter of 2016.

•	Level 3 assets were $25 billion (5) as of June 30, 2016, compared with $24 billion as of March 31, 2016, and represented 2.8% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 39817266 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	June 30, 2016	March 31, 2016	June 30, 2015	March 31, 2016	June 30, 2015
Investment Banking
Financial Advisory	$794	$771	$821	3%	(3)%

Equity underwriting	269	183	595	47	(55)
Debt underwriting	724	509	603	42	20

Total Underwriting	993	692	1,198	43	(17)

Total Investment Banking	1,787	1,463	2,019	22	(11)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,927	1,663	1,604	16	20

Equities client execution	587	470	787	25	(25)
Commissions and fees	745	878	767	(15)	(3)
Securities services	422	432	443	(2)	(5)

Total Equities	1,754	1,780	1,997	(1)	(12)

Total Institutional Client Services	3,681	3,443	3,601	7	2

Investing & Lending
Equity securities	626	—	1,254	N.M.	(50)
Debt securities and loans	485	87	547	N.M.	(11)

Total Investing & Lending	1,111	87	1,801	N.M.	(38)

Investment Management
Management and other fees	1,181	1,165	1,245	1	(5)
Incentive fees	37	46	263	(20)	(86)
Transaction revenues	135	134	140	1	(4)

Total Investment Management	1,353	1,345	1,648	1	(18)

Total net revenues	$7,932	$6,338	$9,069	25	(13)

	Six Months Ended		% Change From
	June 30, 2016	June 30, 2015	June 30, 2015

Investment Banking
Financial Advisory	$1,565	$1,782	(12)%

Equity underwriting	452	1,128	(60)
Debt underwriting	1,233	1,014	22

Total Underwriting	1,685	2,142	(21)

Total Investment Banking	3,250	3,924	(17)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	3,590	4,738	(24)

Equities client execution	1,057	1,911	(45)
Commissions and fees	1,623	1,575	3
Securities services	854	836	2

Total Equities	3,534	4,322	(18)

Total Institutional Client Services	7,124	9,060	(21)

Investing & Lending
Equity securities	626	2,414	(74)
Debt securities and loans	572	1,056	(46)

Total Investing & Lending	1,198	3,470	(65)

Investment Management
Management and other fees	2,346	2,439	(4)
Incentive fees	83	517	(84)
Transaction revenues	269	276	(3)

Total Investment Management	2,698	3,232	(17)

Total net revenues	$14,270	$19,686	(28)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	June 30, 2016	March 31, 2016		June 30, 2015	March 31, 2016	June 30, 2015
Revenues
Investment banking	$1,787	$1,463		$2,019	22%	(11)%
Investment management	1,260	1,262		1,566	—	(20)
Commissions and fees	777	917		805	(15)	(3)
Market making	2,490	1,862		2,309	34	8
Other principal transactions	864	(49)		1,707	N.M.	(49)

Total non-interest revenues	7,178	5,455		8,406	32	(15)

Interest income	2,530	2,348		2,150	8	18
Interest expense	1,776	1,465		1,487	21	19

Net interest income	754	883		663	(15)	14

Net revenues, including net interest income	7,932	6,338		9,069	25	(13)

Operating expenses
Compensation and benefits	3,331	2,662		3,809	25	(13)

Brokerage, clearing, exchange and distribution fees	625	691		647	(10)	(3)
Market development	112	122		147	(8)	(24)
Communications and technology	205	197		203	4	1
Depreciation and amortization	245	239		265	3	(8)
Occupancy	181	183		186	(1)	(3)
Professional fees	231	220		250	5	(8)
Other expenses	539	448		1,836	20	(71)

Total non-compensation expenses	2,138	2,100		3,534	2	(40)

Total operating expenses	5,469	4,762		7,343	15	(26)

Pre-tax earnings	2,463	1,576		1,726	56	43
Provision for taxes	641	441		678	45	(5)

Net earnings	1,822	1,135		1,048	61	74

Preferred stock dividends	188	(65)	(10)	132	N.M.	42

Net earnings applicable to common shareholders	$1,634	$1,200		$916	36	78

Earnings per common share
Basic (9)	$3.77	$2.71		$2.01	39%	88%
Diluted	3.72	2.68		1.98	39	88

Average common shares outstanding
Basic	431.9	440.8		451.4	(2)	(4)
Diluted	439.2	447.4		461.6	(2)	(5)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,800	36,500		34,900	(5)	—

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Six Months Ended			% Change From
	June 30, 2016		June 30, 2015	June 30, 2015
Revenues
Investment banking	$3,250		$3,924	(17)%
Investment management	2,522		3,069	(18)
Commissions and fees	1,694		1,658	2
Market making	4,352		6,234	(30)
Other principal transactions	815		3,279	(75)

Total non-interest revenues	12,633		18,164	(30)

Interest income	4,878		4,185	17
Interest expense	3,241		2,663	22

Net interest income	1,637		1,522	8

Net revenues, including net interest income	14,270		19,686	(28)

Operating expenses
Compensation and benefits	5,993		8,268	(28)

Brokerage, clearing, exchange and distribution fees	1,316		1,285	2
Market development	234		286	(18)
Communications and technology	402		401	—
Depreciation and amortization	484		484	—
Occupancy	364		390	(7)
Professional fees	451		461	(2)
Other expenses	987		2,451	(60)

Total non-compensation expenses	4,238		5,758	(26)

Total operating expenses	10,231		14,026	(27)

Pre-tax earnings	4,039		5,660	(29)
Provision for taxes	1,082		1,768	(39)

Net earnings	2,957		3,892	(24)

Preferred stock dividends	123	(10)	228	(46)

Net earnings applicable to common shareholders	$2,834		$3,664	(23)

Earnings per common share
Basic (9)	$6.47		$8.07	(20)%
Diluted	6.39		7.93	(19)

Average common shares outstanding
Basic	436.2		452.3	(4)
Diluted	443.2		462.1	(4)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Risk Categories
Interest rates	$45	$54	$46
Equity prices	27	25	28
Currency rates	17	29	30
Commodity prices	20	16	19
Diversification effect	(47)	(52)	(46)

Total	$62	$72	$77

Assets Under Supervision (3) $ in billions

	As of			% Change From
	June 30, 2016	March 31, 2016	June 30, 2015	March 31, 2016	June 30, 2015
Asset Class
Alternative investments	$150	$147	$145	2%	3%
Equity	254	252	249	1	2
Fixed income	581	566	525	3	11

Long-term AUS	985	965	919	2	7

Liquidity products	325	322	263	1	24

Total AUS	$1,310	$1,287	$1,182	2	11

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Balance, beginning of period	$1,287	$1,252	$1,177

Net inflows / (outflows)
Alternative investments	2	1	2
Equity	(4)	4	2
Fixed income	3	5	10

Long-term AUS net inflows / (outflows)	1	10	14

Liquidity products	3	16	(6)

Total AUS net inflows / (outflows)	4	26	8

Net market appreciation / (depreciation)	19	9	(3)

Balance, end of period	$1,310	$1,287	$1,182

Footnotes

(1)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016

Total shareholders’ equity	$86,420	$86,648
Preferred stock	(11,203)	(11,298)

Common shareholders’ equity	$75,217	$75,350

(2)	Thomson Reuters — January 1, 2016 through June 30, 2016.

(3)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2016.

(4)

The lower of the ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of June 30, 2016, Common Equity Tier 1 was $70.9 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $519 billion and $579 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2016.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2016.

(6)

In the first quarter of 2016, the firm early adopted the requirement in ASU No. 2016–01, “Financial Instruments (Topic 825) — Recognition and Measurement of Financial Assets and Financial Liabilities,” to present separately in other comprehensive income changes in fair value attributable to a firm’s own credit spreads, net of tax, on financial liabilities for which the fair value option was elected. The amount included in other comprehensive income for the second quarter of 2016 was not material.

(7)

The remaining share authorization under the firm’s existing repurchase program is 42.0 million shares as of June 30, 2016, which represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(8)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	June 30, 2016

Total shareholders’ equity	$86,514
Preferred stock	(11,203)

Common shareholders’ equity	75,311
Goodwill and identifiable intangible assets	(4,145)

Tangible common shareholders’ equity	$71,166

(9)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.01 and $0.02 for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, and $0.03 for both the six months ended June 30, 2016 and June 30, 2015.

(10)

Includes a reduction of $161 million, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during the first quarter of 2016.